SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     Form 15

          Certification and Notice of Termination of Registration under
             Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Section 13 and
                  15(d) of the Securities Exchange Act of 1934.


                                         Commission File Number 333-74674-07
                                                                -------------


                                   CWMBS, Inc.
-------------------------------------------------------------------------------
             (Exact name of Registrant as specified in its charter)

                                4500 Park Granada
                   Calabasas, California 91302 (818) 225-3000
-------------------------------------------------------------------------------
          (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

        CWMBS, Inc., Alternative Loan Trust 2002-3, Mortgage Pass-Through
                           Certificates, Series 2002-4
-------------------------------------------------------------------------------
            (Title of each class of securities covered by this Form)

                                      None
-------------------------------------------------------------------------------
                (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

        Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

               Rule 12g-4(a)(1)(i)  [ ]       Rule 12h-3(b)(1)(ii) [ ]

               Rule 12g-4(a)(1)(ii) [ ]       Rule 12h-3(b)(2)(i)  [ ]

               Rule 12g-4(a)(2)(i)  [ ]       Rule 12h-3(b)(2)(ii) [ ]

               Rule 12g-4(a)(2)(ii) [ ]       Rule 15d-6           [X]

               Rule 12h-3(b)(1)(i)  [ ]

        Approximate number of holders of record as of the certification or notice date: 4
              -

        Pursuant to the requirements of the Securities Exchange Act of 1934, CWMBS, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.




DATE:   January 29, 2003                        BY:  /s/ Darren Bigby
                                                        --------------------

                                                          Darren Bigby
                                                          Vice President



                                       2